As filed with the Securities and Exchange Commission on January 26, 2005
                                                        Registration No. _______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                -----------------

                                   VoIP, INC.
             (Exact name of the Company as specified in its charter)

         Texas                                                   75-2785941
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                -----------------

                         12330 SW 53rd Street, Suite 712
                            Ft. Lauderdale, FL 33330
                    (Address of principal executive offices)

                                -----------------

                             2004 STOCK OPTION PLAN

                                -----------------


                                 With copies to:


             Steven Ivester                                Ronald L. Brown
               VolP, Inc.                                 Andrews Kurth LLP
    12330 SW 53rd Street, Suite 712                 1717 Main Street, Suite 3700
     Ft. Lauderdale, Florida 33330                       Dallas, Texas 75201
(Name and address of agent for service)                    (214) 659-4469

                                 (954) 434-2000
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

--------------------------- ---------------- -------------------- --------------------- ---------------------
                                               Proposed Maximum      Proposed Maximum
 Title of Securities to be    Amount to be    Offering Price per    Aggregate Offering        Amount of
         Registered          Registered (1)        Share (2)           Price (1)(2)     Registration Fee (2)
--------------------------- ---------------- -------------------- --------------------- ---------------------
Common Stock, $0.001            4,000,000            $1.84              $7,360,000              $932
--------------------------- ---------------- -------------------- --------------------- ---------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.

(2) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices for the Company's common stock as reported within five business days prior to the date of this filing.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information. *
         ----------------

Item 2.  Company Information and Employee Plan Annual Information. *
         --------------------------------------------------------

*The document(s) containing the information specified in Part 1 of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.
         -----------------------------------------------

         The following documents previously or concurrently filed by VoIP, Inc. (the "Company") with the Commission are hereby incorporated by reference into this Registration Statement:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 (the "Annual Report") filed by the Company (SEC File No. 000-28985) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

Item 4.  Description of Securities.
         -------------------------

         The description of the Company's Common Stock set forth under the caption "Description of Securities" at page 30 of the Company's Form SB-2, filed with the Commission on December 13, 2004, is hereby incorporated by reference.









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

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

         Not applicable.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

         The Company's Articles of Incorporation provide that no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

         Pursuant to the Texas Business Corporation Act (the "Act"), every Texas corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

         The Company's Articles of Incorporation and Bylaws contain provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the Securities Act.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

         Not Applicable.

Item 8.  Exhibits.
         --------

         4.1      2004 Stock Option Plan.

         4.2      Form of Incentive Option Agreement

         4.3      Form of Non-Qualified Stock Option Agreement

         5.1      Opinion of Andrews Kurth LLP

         23.1     Consent of Tschopp, Whitcomb & Orr, PA.

         23.2     Consent of Andrews Kurth LLP (included in Exhibit 5.1).

Item 9.  Undertakings.
         ------------

         (a)      The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on January 24, 2005.

                                             VolP, Inc.



                                             By: /s/ Steven Ivester
                                                --------------------------------
                                                Steven Ivester, President, Chief
                                                Executive Officer and Director

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name                         Office                             Date
----                         ------                             ----

 /s/ Steven Ivester          Chairman, Chief Executive          January 24, 2005
---------------------        Officer, Director and President
Steven Ivester               (Principal Executive Officer)



 /s/ Osvaldo Pitters         Chief Financial Officer            January 24, 2005
---------------------        (Principal Financial and
Osvaldo Pitters              Accounting Officer)

                                   VolP, INC.

                                  EXHIBIT INDEX
                                       TO
                         FORM S-8 REGISTRATION STATEMENT






EXHIBIT NO.       DESCRIPTION
-----------       -----------

4.1               2004 Stock Option Plan

4.2               Form of Incentive Option Agreement

4.3               Form of Non-Qualified Stock Option Agreement

5.1               Opinion of Andrews Kurth LLP

23.1              Consent of Tschopp Whitcomb & Orr, P.A.

23.2              Consent of Andrews Kurth LLP (included in Exhibit 5.1).


























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